UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2021

LIFEMD, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39785	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue, Suite 2800

New York, NY 10022

(Address of principal executive offices, including zip code)

(866) 351-5907

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LFMD	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President

On June 10, 2021 (the “Effective Date”), the Board appointed Mr. Alexander Mironov as the Company’s President (the “Appointment”).

Mr. Mironov, age 41, brings a wealth of knowledge from his over 20 years of experience leading business development, mergers, and acquisitions, as well as corporate strategy in the pharmaceutical space, most recently at Covis Pharma, a global private pharmaceutical company backed by Apollo Global Management, Inc., an investment manager with nearly half a trillion of total assets under management. Over his career, Mr. Mironov has led transactions in the pharmaceutical space totaling over $5 billion in value including M&A, licensing, and equity and debt financings. At Covis, he served as Chief Business Officer from 2016 to 2021, leading global business development and M&A, corporate strategy, and life-cycle management, and taking responsibility for over half a dozen transformational transactions, which significantly contributed to the accelerated growth and expansion of Covis to over 50 global markets and new therapeutic segments. His contributions at Covis directly led to revenues increasing over 10x during his tenure. Prior to Covis, Mr. Mironov held similar roles focusing on a buy and build strategy at Alvogen, Pernix Pharma, Esprit Pharma, EKR Therapeutics, and Valera Pharma.

In connection with the Appointment, Mr. Mironov entered into an Employment Agreement (the “Employment Agreement”) with the Company. The Employment Agreement is for an indefinite term and may be terminated with or without cause. Pursuant to the Employment Agreement, Mr. Benathen will receive an annual base salary of $500,000.00 and shall be eligible to earn a performance bonus in such amount, if any, as determined in the sole discretion of the Board, with a target amount of 20% of the base salary. To induce Mr. Mironov to enter into the Employment Agreement, he was granted a performance-based grant of up to 300,000 restricted shares of the Company’s common stock (the “Restricted Shares”), subject to, inter alia, his sourcing, and material contribution to, the consummation of pharmaceutical deals, as set forth in more detail in the Employment Agreement. As a further inducement to enter into the Employment Agreement, Mr. Mironov received stock options (the “Stock Options”) to purchase up to 200,000 shares of the Company’s common stock. The Stock Options have a term of five years and shall vest in equal monthly tranches, based on the passage of time, over the 36 months, beginning on the Effective Date.

Upon termination of Mr. Mironov without cause, or upon his resignation for good reason, the Company shall pay or provide to Mr. Mironov severance pay equal to his then current monthly base salary for twelve months from the date of termination, during which time Mr. Mironov shall continue to receive all employee benefits and employee benefit plans as described in the Employment Agreement. As a full-time employee of the Company, Mr. Mironov will be eligible to participate in all of the Company’s benefit programs.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Employment Agreement, and such descriptions is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed with the Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

Item 8.01 Other Events.

On June 11, 2021, the Company issued a press release announcing the Appointment. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
99.1	Press Release, dated June 11, 2021

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEMD, INC.

Dated:	June 16, 2021	By:	/s/ Justin Schreiber
Justin Schreiber
Chief Executive Officer

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